Press Release

9 Meters Biopharma, Inc. Announces Issuance of Patent for Use of Larazotide in Acute Lung Injury (ALI) and Acute Respiratory Distress Syndrome (ARDS)
-U.S. Pat. No. 10,723,763 issued on July 28, 2020, shows Larazotide reduces endothelial barrier permeability in a dose dependent fashion in both ALI and ARDS
Raleigh, NC, July 28, 2020 – 9 Meters Biopharma, Inc. (Nasdaq: NMTR), a clinical-stage rare and unmet needs-focused gastroenterology company, announced today the U.S. Patent and Trademark Office (“USPTO”) issued U.S. Pat. No. 10,723,763, titled, Use of Tight Junction Antagonists in the Treatment of Acute Lung Injury and Acute Respiratory Distress, relating to its proprietary investigational agent, larazotide.
“The issuance of this patent by the USPTO validates the unique mechanistic profile of our novel first-in-class tight junction modulator currently in Phase 3 development for celiac disease,” said John Temperato, president and chief executive officer of 9 Meters. “This patent along with the vast pre-clinical and clinical data that has characterized larazotide, highlight the importance of normalizing leaky tight junctions in disparate disease states. Given the potential clinical impact that may result from normalizing tight junctions in disorders beyond larazotide’s main target of celiac disease, we are allowing the exploration of the compound’s broader potential utility in certain cases.”
The granted 9 Meters’ patent shows, in a dose dependent fashion, larazotide renormalizes abnormally increased permeability of pulmonary tissue containing cellular tight junctions, and treats the direct cause of ALI and ARDS which can lead to fluid buildup within affected areas of the lungs.1 In pre-clinical models, larazotide has been shown to improve ALI as measured by protein, cellular and inflammatory markers2, as well as suggest a protective effect in virally-challenged mice during infection, mitigating ALI by blunting pulmonary edema.3 Previous experiments have shown larazotide inhibits tight-junction rearrangement and prevents epithelial permeability triggered by gliadin, the antigen responsible for immunogenicity and symptoms in people with celiac disease.4
Furthermore, larazotide has been identified as a potential candidate in studies to target the main protease or Mpro also known as 3C-like protease of SARS-CoV-2, the virus responsible for COVID-19.5,6 Coupling this emerging data along with the molecule’s known effects on epithelial and endothelial tight junctions, 9 Meters is evaluating potential next steps for future research to address the possible extended implications of larazotide for ALI/ARDS associated with COVID-19 for internal or out-licensing development.
About 9 Meters Biopharma
9 Meters Biopharma, Inc. (“the Company”) is a rare and unmet needs-focused gastroenterology company. The Company is advancing NM-002, a proprietary long-acting GLP-1 agonist into a Phase 2 trial for Short Bowel Syndrome (SBS), a rare, orphan disease, as well as larazotide, a Phase 3 tight junction regulator being evaluated for patient-reported symptom improvement in non-responsive celiac disease.

For more information, please visit www.9meters.com or follow 9 Meters on Twitter and LinkedIn.

Forward-looking Statements
This press release includes forward-looking statements based upon the Company's current expectations. Forward-looking statements involve risks and uncertainties, and include, but are not limited to, the

Press Release

potential effects of the ongoing coronavirus outbreak and related mitigation efforts on the Company's clinical, financial and operational activities; the Company's continued listing on Nasdaq; expectations regarding future financings; the future operations of the Company; the nature, strategy and focus of the Company; the development and commercial potential and potential benefits of any product candidates of the Company; anticipated preclinical and clinical drug development activities and related timelines, including the expected timing for data and other clinical and preclinical results; the Company having sufficient resources to advance its pipeline; and any other statements that are not historical fact. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation: (i) uncertainties associated with the clinical development and regulatory approval of product candidates; (ii) risks related to the inability of the Company to obtain sufficient additional capital to continue to advance these product candidates and its preclinical programs; (iii) uncertainties in obtaining successful clinical results for product candidates and unexpected costs that may result therefrom; (iv) risks related to the failure to realize any value from product candidates and preclinical programs being developed and anticipated to be developed in light of inherent risks and difficulties involved in successfully bringing product candidates to market; (v) the impact of COVID-19 on our operations, clinical trials or proposed merger and future financings and (vi) risks associated with the possible failure to realize certain anticipated benefits of the Company’s recent merger and the Naia acquisition, including with respect to future financial and operating results. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements because of these risks and uncertainties. These and other risks and uncertainties are more fully described in periodic filings with the SEC, including the factors described in the section entitled "Risk Factors" in the Company’s. Annual Report on Form 10-K for the year ended December 31, 2019, Form 10-Q for the quarter ended March 31, 2020 and in other filings that the Company has made and future filings the Company will make with the SEC. You should not place undue reliance on these forward-looking statements, which are made only as of the date hereof or as of the dates indicated in the forward-looking statements. The company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Corporate contacts
Edward J. Sitar
Chief Financial Officer
9 Meters Biopharma, Inc.
investor-relations@9meters.com
www.9meters.com

Media contact
Amy Jobe, Ph.D.
LifeSci Communications, LLC
ajobe@lifescicomms.com
315-879-8192

Investor contact

Press Release

Corey Davis, Ph.D.
LifeSci Advisors, LLC
cdavis@lifesciadvisors.com
212-915-2577

1.
Diamond M, Peniston Feliciano HL, Sanghavi D, et al. Acute Respiratory Distress Syndrome (ARDS) [Updated 2020 Jul 2]. In: StatPearls Publishing; 2020 Jan. Available from: https://www.ncbi.nlm.nih.gov/books/NBK436002/

2.
Rittirsch D, Flierl MA, Nadeau BA, et al. Zonulin as prehaptoglobin2 regulates lung permeability and activates the complement system. Am J Physiol Lung Cell Mol Physiol. 2013;304(12):L863-L872. doi: 10.1152/ajplung.00196.2012

3.	Shirey KA, Lai W, Patel MC, et al. Novel strategies for targeting innate immune responses to influenza. Mucosal Immunol. 2016;9(5):1173-1182. doi: 10.1038/mi.2015.141

4.
Shobha Gopalakrishnan, Malarvizhi Durai, Kelly Kitchens, et al. Larazotide acetate regulates epithelial tight junctions in vitro and in vivo. Peptides. Volume 35, Issue 1, 2012, Pages 86-94. doi: 10.1016/j.peptides.2012.02.015

5.
Luca Pinzi, Annachiara Tinivella, Fabiana Caporuscio et al. Drug repurposing and polypharmacology to fight SARS-CoV-2 through the inhibition of the main protease, 06 May 2020. Preprint. doi: 10.21203/rs.3.rs-27222/v1

6.
Liu, Hao; Jiang, Tao; Liu, Wenlang; Zheng, Zheng (2020): Computational Evaluation of the COVID-19 3c-like Protease Inhibition Mechanism, and Drug Repurposing Screening. ChemRxiv. Preprint. doi: 10.26434/chemrxiv.12090426.v1

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